Exhibit 10.15
Summary of 2010 vRad Incentive Compensation Plan
For fiscal year 2010, vRad has adopted an incentive compensation plan, the material terms of which are summarized as follows:
•	The plan provides opportunities to earn incentive compensation to vRad’s executive officers, directors, and managers.

•	The target bonus payment for each individual is tied to his or her position and level, and may be subject to pro-ration based on the employee’s start date or in-year promotion.

•	Payment of bonus amounts is determined by the funding of a bonus pool, and the individual’s performance.
•	Funding of the bonus pool is based on a scale tied to the company’s Adjusted EBITDA performance. In determining performance relative to the scale, the Board of Directors may exclude extraordinary events affecting financial results (such as acquisitions) or may adjust the scale as it deems appropriate in its discretion.

•	Individual performance is determined by the level achievement of 3 or 4 personal performance objectives, as established by the employee’s direct executive team leader, with the exception of the CEO. Incentive compensation paid to the CEO is based on the company’s Adjusted EBITDA performance.
To receive the bonus, an employee must be employed through the bonus payment date, which shall be no later than 60 days after the end of the fiscal year.